STATEMENT TO NOTEHOLDERS

Household Home Equity Loan Trust 2002-2

Distribution Number	13
Beginning Date of Accrual Period	20-Jun-03
End Date of Accrual Period	20-Jul-03
Payment Date	21-Jul-03
Previous Payment Date	20-Jun-03

Funds Reconciliation
Available Funds for Payment (including Skip-A-Pay Advances/Reimbursements, less Premium Amount)
Principal Collections	40,507,628.92
Collections of Interest (net of Servicing Fee and principal recoveries)
Servicing Fee	368,327.86
Principal recovery	-
Skip-A-Pay Advances	0.00
Skip-A-Pay Reimbursement Amount	0.00
Insured Payments, if any	0.00

Payments	47,461,609.04
Interest Paid to Notes	948,251.08
Principal Paid to Notes	46,145,030.10
Servicing Fee	368,327.86
Ownership Interest	-

Balance Reconciliation

Beginning Pool Amount	883,986,863.59
Principal Collections (including repurchases)	40,507,628.92
Charge off Amount	(324,337.33)
Ending Pool Amount	843,154,897.34

Collateral Performance
Cash Yield (% of beginning balance)	9.61%
Charge off Rate (net of principal recoveries; % of beginning balance)
Net Yield	9.17%
Cumulative Realized Losses	0.15%

Delinquent Home Equity Loans
30-59 days principal balance of Home Equity Loans	22,599,214.38
30-59 days number of Home Equity Loans	257
60-89 days principal balance of Home Equity Loans	4,417,535.64
60-89 days number of Home Equity Loans	53
90+ days principal balance of Home Equity Loans	17,919,924.37
90+ days number of Home Equity Loans	207

Loan Detail
Number Purchased pursuant to 2.02, 2.04 and 3.01	-
Principal Balance Purchased pursuant to 2.02, 2.04 and 3.01	-
Substitution Adjustment Amounts	-
Number of Home Equity Loans outstanding (Beginning of Collection Period)
Number of Home Equity Loans outstanding (Ending of Collection Period)
Number of Home Equity Loans that went into REO	6
Principal Balance of Home Equity Loans that went into REO	691,094.28

Overcollateralization
Begin Overcollateralization Amount	99,520,395.39
Overcollateralization Release Amount	0.00
Distributable Excess Cashflow	5,637,401.18
Charge offs	(324,337.33)
End Overcollateralization Amount	104,833,459.24

Target Overcollateralization Amount	130,353,967.64
Interim Overcollateralization Amount	99,196,058.06
Interim Overcollateralization Deficiency	31,157,909.58

Excess Cashflow	5,637,401.18

Other
Stepdown	No
Trigger Event	No
Event of Default	No
Total Note Balance as Percent of Total Original Note Balance	57.21%

Note Principal Amount Statement
A. Information on Distributions
1. Total Distribution per $1,000	36.492275
2. Principal Distribution per $1,000	35.757482
3. Interest Distribution per $1,000	0.734794

B. Calculation of Interest Due & Paid
1. 1 month LIBOR	1.10375%
2. Formula Rate (1-mo. Libor plus 30bps)	1.40375%
3. Available Funds Cap	9.82452%
4. Note Rate	1.40375%
5. Days in Accrual Period	31

6. Current Interest, Interest Carry Forward Amount, and Supplemental Interest Amount Due
7. Current Interest and Interest Carry forward Amount paid	948,251.08
8. Supplemental Interest Amount paid	0.00

9. Unpaid Interest Carry Forward Amount	0.00
10. Unpaid Supplemental Interest Amount	0.00

C. Calculation of Note Principal Amount
1. Principal Note Amount, prior to payments	784,466,468.20
2. Principal Payment Amount paid	40,507,628.92
3. Distributable Excess Cashflow paid	5,637,401.18
4. Note Principal Amount, after payments	738,321,438.10

5. Note Principal Amount as a % of the Original Note Principal Amount, after payments
6. Note Principal Amount as a % of the Pool Balance, after payments